The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
Subject to Completion	Registration No. 333-185049
Dated May 3, 2013

Pricing Supplement dated May    , 2013 to the

Prospectus dated December 28, 2012

Prospectus Supplement dated December 28, 2012 and Product Prospectus Supplement (Rate Linked Notes, Series A) dated December 28, 2012

The Bank of Nova Scotia

$

Capped Fixed-to-Floating Rate Notes, Series A

Due May 8, 2020

• 100% repayment of principal at maturity, subject to the credit risk of the Bank • 7-year stated term • Quarterly interest payments	• Fixed Interest Rate of 2.00% per annum for the first four quarterly Interest Periods
• Floating Interest Rate of 3-Month USD LIBOR plus 0.625%, subject to a cap that increases over the term of the Notes

The Capped Fixed-to-Floating Rate Notes, Series A Due May 8, 2020 (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia and are subject to investment risks including possible loss of the Principal Amount invested due to the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any securities exchange or automated quotation system.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT, THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT OR PRODUCT PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE NOTES ARE NOT INSURED BY THE CANADA DEPOSIT INSURANCE CORPORATION PURSUANT TO THE CANADA DEPOSIT INSURANCE CORPORATION ACT, THE UNITED STATES FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use the final pricing supplement to which this preliminary pricing supplement relates in market-making transactions in the Notes after their initial sale. Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-32 of the accompanying product prospectus supplement.

Investment in the Notes involves certain risks.  You should refer to “Additional Risk Factors” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement.

	Per Note	Total
Price to public	100.00%
Underwriting commissions[1]	0.35%
Proceeds to The Bank of Nova Scotia[2]	99.65%

The difference between the estimated value of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the notes and the hedging transactions. The Bank will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

We will deliver the Notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about May 8, 2013 against payment in immediately available funds.

[1]	Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to $3.50 per $1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to $2.50 per $1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
[2]	Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risk Factors—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

Scotia Capital (USA) Inc.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the “Issuer” or the “Bank”)
CUSIP/ISIN:	CUSIP 064159CB0 / ISIN US064159CB00
Type of Note:	Capped Fixed-to-Floating Rate Notes, Series A
Minimum Investment:	$1,000
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Currency:	U.S. Dollars
Trade Date:	Expected to be May 3, 2013
Pricing Date:	Expected to be May 3, 2013
Original Issue Date:	Expected to be May 8, 2013 (to be determined on the Trade Date and expected to be the 3rd Business Day after the Trade).
Maturity Date:	May 8, 2020
Business Day:	Any day which is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law, regulation or executive order to close in New York and Toronto.
Interest Period:	For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Original Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date.
Fixed and Floating Interest Periods:	The Notes will bear interest at the Fixed Interest Rate for the first four quarterly Interest Periods and at the Floating Interest Rate thereafter, subject to a Maximum Rate/Cap that increases over the term of the Notes.
Fixed Interest Rate:	2.00% per annum
Floating Interest Rate:

During the Interest Periods when a floating interest rate is paid, the Notes are capped. The floating interest rate payable on the Notes during any such Interest Period will equal the lesser of (a) LIBOR + the Spread and (b) the Maximum Rate/Cap.

The Notes will also be subject to a minimum rate of 0.00% (the “Minimum Rate”).

Spread:	62.5 basis points (0.625)%

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Maximum Rate/Cap:	Period beginning on	Period ending on and excluding	Annual Interest Rate
	May 8, 2014	May 8, 2015	3.00% per annum
	May 8, 2015	May 8, 2016	3.50% per annum
	May 8, 2016	May 8, 2017	4.00% per annum
	May 8, 2017	May 8, 2018	4.50% per annum
	May 8, 2018	May 8, 2019	5.00% per annum
	May 8, 2019	May 8, 2020	5.00% per annum
Interest Payment Dates:

Quarterly payments made on the 8th calendar day of each February, May, August and November commencing August 8, 2013 and ending on the Maturity Date.

If these days are not Business Days, interest will actually be paid on the dates determined as described below.

LIBOR:	The offered rate appearing on the Reference Page as of 11:00 a.m., London time, on the LIBOR Interest Determination Date, for deposits of U.S. Dollars having the Index Maturity.
Index Maturity:	Three months
Reference Page	Reuters page LIBOR01
LIBOR Interest Determination Dates:	The second London Business Day preceding the relevant Interest Reset Date (regardless of whether such Interest Reset Date is a Business Day).
London Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close, in London.
Interest Reset Dates:	Each Interest Payment Date (regardless of whether such day is a Business Day or London Business Day)
Day Count Fraction:	30/360, unadjusted, following business day convention (all as more fully described below).
Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay, on the next Interest Payment Date, additional amounts with respect to the Notes. See “Tax Redemption” in this pricing supplement.

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Listing:	The Notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Terms Incorporated:	All of the terms appearing under the caption “General Terms of the Notes” beginning on page PS-10 in the accompanying product prospectus supplement, as modified by this pricing supplement

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 28, 2012,  as supplemented by the prospectus supplement dated December 28, 2012 and the product prospectus supplement (Rate Linked Notes, Series A) dated December 28, 2012, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes may vary from the terms described in the accompanying product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated December 28, 2012:

http://www.sec.gov/Archives/edgar/data/9631/000119312512518291/d459446d424b3.htm

Prospectus Supplement dated December 28, 2012:

http://www.sec.gov/Archives/edgar/data/9631/000119312512518324/d457877d424b3.htm

Product Prospectus Supplement (Rate Linked Notes, Series A), dated December 28, 2012

http://sec.gov/Archives/edgar/data/9631/000119312512518374/d457891d424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

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PAYMENT AT MATURITY

We will pay you the Principal Amount of your Notes on the Maturity Date, plus the final interest payment.

In the event that the stated Maturity Date is not a Business Day, then relevant repayment of principal will be made on the next Business Day, regardless of whether such Business Day falls in the month following that in which the stated Maturity Date would otherwise have fallen (“ following business day convention”).

Interest

The Notes are Capped Fixed-to-Floating Notes. The Fixed Interest Rate will apply for the first four quarterly Interest Periods and will be 2.00% per annum. The Floating Interest Rate will apply thereafter and will equal LIBOR plus the Spread of 62.5 basis points (0.625%), subject to a Minimum Rate of 0.00% and a Maximum Rate/Cap that increases over the term of the note.

We describe payments as being based on a “day count fraction” of 30/360, unadjusted, “following business day convention”.

This means that the number of days in the Interest Period will be based on a 360-day year of twelve 30-day months (“30/360”) and that the number of days in the Interest Period will be based on the days on which interest would have been paid if each such day was a Business Day, not on the actual days on which payment is made (“unadjusted”).

If any Interest Payment Date falls on a day that is not a Business Day (including any Interest Payment Date that is also the Maturity Date), the relevant payment of interest will be made in accordance with the following business day convention.

Notwithstanding anything in the Prospectus, Prospectus Supplement, or Product Prospectus Supplement:

  the “Interest Reset Date” will be the stated Interest Payment Date, not the third Wednesday of the month, and the Interest Reset Date will occur on that date even if it is not a Business Day. See “Description of the Notes—Interest Rates—Interest Reset Dates” in the Prospectus Supplement. Thus, the deposits on which LIBOR is based may not, in fact, commence on the relevant Interest Reset Date. See “Description of the Notes—Interest Rates—LIBOR Notes” in the Supplement.

  the “Interest Payment Dates” will be the Interest Payment Dates specified above. See “Description of the Notes—Interest Rates—Interest Payment Dates” in the Prospectus Supplement.

  regardless of whether the Notes are paying a fixed or floating rate of interest, if the Interest Payment Date would otherwise fall on a day that is not a Business Day and the next Business Day falls in the next calendar month, then the Interest Payment Date will still be advanced to the next day that is a Business Day. See “Description of the Notes—Interest Rates—Interest Payment Dates” in the Prospectus Supplement.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine (i) your Principal Amount and (ii) any accrued but unpaid interest payable based upon the then-applicable interest rate calculated on the basis of a 360-day year consisting of twelve 30-day months.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes.  For more information, see “Description of the Debt Securities We May Offer — Events of Default” beginning on Page 21 of the accompanying prospectus.

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TAX REDEMPTION

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the Principal Amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes; or

  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the Trustees a certificate, signed by an authorized officer, stating (i) that the Bank is entitled to redeem such Notes pursuant to their terms and (ii) the Principal Amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be given to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

ADDITIONAL RISK FACTORS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

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After the First Four Quarterly Interest Periods, the Amount of Each Interest Payment on an Interest Payment Date is Variable and may be 0.00% Per Annum.

Following the first four quarterly Interest Periods, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the LIBOR fixed on the corresponding Interest Determination Date plus Spread of 62.5 basis points (0.625)%, subject to the Maximum Rate/Cap thereafter that increases over the term of the Notes.  While the interest rate applicable to each Interest Payment Date after the first four quarterly Interest Periods will fluctuate because it is based on the floating rate of LIBOR, the interest rate for any Interest Payment Date will not be greater than the Maximum Rate/Cap.

Interest Rate Risk

Generally, when market interest rates rise, the prices of debt obligations fall, and vice versa. This risk may be particularly acute because market interest rates are currently at historically low levels. The prices of long-term debt obligations generally fluctuate more than prices of short-term debt obligations as interest rates change. The Notes are a long-term investment in a Fixed Interest Rate for the first four quarterly Interest Periods and a Floating Interest Rate for the remaining Interest Periods. However, the Floating Interest Rate will become fixed if it rises above the Maximum Rate/Cap. Fixed Interest Rate instruments are generally more sensitive to market interest rate changes, however floating rate instruments may nevertheless decline in value in response to market interest rate changes. Therefore, an increase in market interest rates will adversely affect the value of your Notes.

The Interest Rate for Each Interest Payment Date is limited by the Maximum Rate/Cap.

For each Interest Payment Date during the period when the Note bears a Floating Interest Rate, the Floating Interest Rate will be capped at the Maximum Rate/Cap.  THE INTEREST RATE FOR EACH SUCH INTEREST PAYMENT DATE WILL NOT BE GREATER THAN THE MAXIMUM RATE/CAP.

As a result of the fact that the quarterly interest rate may not be greater than the Maximum Rate/Cap, you will not be fully compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall potential annual interest rate of the Notes (taking the Maximum Rate/Cap into account) as compared to other investment alternatives.

Repayment of Principal Only at Maturity.

The Notes offer repayment of principal only if you hold your Notes until the Maturity Date.

LIBOR, and Therefore the Value of the Notes, May be Volatile and Will Be Affected by a Number of Factors.

LIBOR, and therefore the value of the Notes is subject to volatility due to a variety of factors, including but not limited to:

•	interest and yield rates in the market,
•	changes in, or perceptions about future LIBOR rates,
•	general economic conditions,
•	policies of the U.S. Federal Reserve Board regarding interest rates,
•	supply and demand among banks in London for U.S. dollar-denominated deposits with the relevant term,
•	sentiment regarding underlying strength in the U.S. and global economies,
•	expectations regarding the level of price inflation,
•	sentiment regarding credit quality in the U.S. and global credit markets,
•	inflation and expectations concerning inflation,
•	performance of capital markets,
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect LIBOR.

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The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A lower LIBOR will result in the corresponding interest rate decreasing, but in no case will the interest rate be greater than the Maximum Rate/Cap.

Changes in Banks’ Inter-Bank Lending Rate Reporting Practices or Methods Pursuant to which the LIBOR Rates are determined may adversely affect the Value of Your Notes.

Beginning in 2008, concerns have been raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR rates may have been under-reporting the inter-bank lending rate applicable to them in order to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may result from reporting higher inter-bank lending rates. Inquiries remain ongoing, including investigations by regulators and governmental authorities in various jurisdictions, and if such under-reporting occurred, it may have resulted in the LIBOR rate being artificially low. If any such under-reporting still exists and some or all of the member banks discontinue such practice, there may be a resulting sudden or prolonged upward movement in LIBOR rates. In addition, in August 2008 the BBA announced that it was changing the LIBOR rate-fixing process by increasing the number of banks surveyed to set the LIBOR rate. The BBA has taken steps intended to strengthen the oversight of the process and review biannually the composition of the panels of banks surveyed to set the LIBOR rate. Any changes in the method pursuant to which the LIBOR rates are determined, or the development of a widespread market view that LIBOR rates have been or are being manipulated by members of the bank panel, may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. You may not benefit from such increase in LIBOR rates because the interest on your Notes is subject to a Maximum Rate/Cap. As a result, the amount of interest payable for each of your Notes may be significantly less than it would have been had you invested in a similar investment not subject to a cap.

The Notes are Not Ordinary Debt Securities.

The Notes have certain investment characteristics that differ from traditional fixed income securities. Specifically, the performance of the Notes will not track the same price movements as traditional interest rate products. A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the above terms of the offering. The Issuer does not make any recommendation as to whether the Notes are a suitable investment for any person.

Historical Levels of the 3-Month USD LIBOR do not guarantee Future Levels.

The 3-Month USD LIBOR historical levels do not guarantee future levels of the 3-Month USD LIBOR. It is not possible to predict whether the levels of the 3-Month USD LIBOR will rise or fall during the term of the Notes.

3-Month USD LIBOR as of any LIBOR Interest Determination Date may be less than 3-Month USD LIBOR as of any Other Day during the Term of the Notes.

Because 3-Month USD LIBOR for any relevant Interest Period will be determined solely as of two London Business Days prior to the previous Interest Reset Date, 3-Month USD LIBOR will not be considered on any other dates during the term of the Notes. Therefore, even if 3-Month USD LIBOR as of any day that is not the LIBOR Interest Determination Date for the applicable Interest Period is higher than 3-Month USD LIBOR as of such LIBOR Interest Determination Date, the amount of interest on the corresponding Interest Payment Date will not take into account that higher level.

Your Yield may be lower than the Yield on Other Debt Securities of Comparable Maturity.

The yield that you will receive on your Notes may be less than the return you could earn on other investments. The interest payable for (i) any of the first 4 (four) Interest Periods is based on a rate of 2.00% per annum, and (ii) any of the remaining Interest Periods is linked to the 3-Month USD LIBOR as of the applicable Interest Reset Date plus 0.625% (subject to the Maximum Rate/Cap). If there is a decline in the 3-Month USD LIBOR over the term of your Notes, the effective yield on your Notes for such Interest Period may be less than that which would be payable on a conventional fixed-rate debt security with

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the same Stated Maturity Date, including those of the Issuer. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia.

The Notes are senior unsecured debt obligations of The Bank of Nova Scotia, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of The Bank of Nova Scotia, except such obligations as may be preferred by operation of law.  Any payment to be made on the Notes, including the return of the Principal Amount at maturity, depends on the ability of The Bank of Nova Scotia to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of The Bank of Nova Scotia may affect the market value of the Notes and, in the event The Bank of Nova Scotia were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Price at Which the Notes may be sold prior to Maturity will depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) volatility of the level of interest rates and the market’s perception of future volatility of the level of interest rates, (ii) changes in interest rates generally, (iii) any actual or anticipated changes in our credit ratings or credit spreads, and (iv) time remaining to maturity.

Depending on the actual or anticipated level of interest rates, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

The Notes Lack Liquidity.

The Notes will not be listed on any securities exchange or automated quotation system.  Therefore, there may be little or no secondary market for the Notes.  Scotia Capital (USA) Inc. or any other dealer may, but is not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. or any other dealer is willing to purchase the Notes from you.  If at any time Scotia Capital (USA) Inc. or any other dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

We, our Subsidiaries, or Affiliates may Publish Research that Could Affect the Market Value of the Notes. We also expect to Hedge Our Obligations under the Notes.

We or one or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally. This research is modified from time to time without notice and may express opinions or provide

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recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market value of the Notes. In addition, our subsidiaries expect to hedge our obligations under the Notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction.

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HISTORICAL PERFORMANCE OF LIBOR

Historically, LIBOR has experienced significant fluctuations. Any historical upward or downward trend in the level of LIBOR during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during the floating rate period.

The Floating Interest Rate was 0.2731% on May 1, 2013. The graph below sets forth the historical performance of the Floating Interest Rate from January 1, 2003 through May 1, 2013. Past performance of the 3-Month USD LIBOR is not indicative of future performance of the 3-Month USD LIBOR.

We obtained the information regarding the historical performance of the 3-Month USD LIBOR in the graph above from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the 3-Month USD LIBOR should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the 3-Month USD LIBOR. We cannot give you assurance that the performance of the 3-Month USD LIBOR will result in any positive return on your initial investment.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes will reoffer the Notes to third party distributors at a discount and with an underwriting commission of 0.35% per $1,000 Principal Amount of the Notes in connection with the distribution of the Notes. The actual discounts and underwriting commissions will be determined on the Trade Date but the Notes will not be sold for less than $996.50. Scotia Capital (USA) Inc. will also receive a structuring and development fee of up to 0.25% per $1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

Conflicts of Interest

Each of Scotia Capital (USA) Inc. and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc. and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Scotia Capital (USA) Inc. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc. and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. Scotia Capital (USA) Inc. and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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CERTAIN CANADIAN INCOME TAX CONSEQUENCES

See "Canadian Taxation" at page 37 of the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

We intend to treat the Notes as "variable rate debt instruments" for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, all of the stated interest on the Notes should be treated as qualified stated interest for purposes of applying the original issue discount rules and should therefore be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. Additionally, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time (excluding the amount attributable to any Interest Payment) and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

You should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. In particular, U.S. holders (as defined in the prospectus) should review the discussion under “—Fixed Rate Notes, Floating Rate Notes, Inverse Floating Rate Notes, Step Up Notes, Leveraged Notes, Range Accrual Notes, Dual Range Accrual Notes and Non-Inversion Range Accrual Notes” and “—Sale, Redemption or Maturity of Notes that Are Not Treated as Contingent Payment Debt Instruments” under “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders—Where the term of your notes exceeds one year” in the product prospectus supplement and non-U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Prospective purchasers of the Notes should consult their tax advisors as to the federal, state, local and other tax consequences to them of acquiring, holding and disposing of the Notes and receiving payments under the Notes.

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